GMAC
Commercial Mortgage
550 California Street, 12 thFloor
San Francisco, CA 94104
Tel. 415-835-9200
Fax 415-391-2949

LB Commercial Mortgage Trust
Series 2004-C7
Annual Statement as to Compliance
For Period of October 12, 2004 through December 31, 2004

Pursuant to section 3.13 of the Pooling and Servicing Agreement, I attest that:

(i)
A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

(ii)
To the best of my knowledge, based on such review, GMAC Commercial
Mortgage as Special Servicer, has fulfilled all of its material obligations under this agreement in all material respects throughout the period.

(iii)
GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications or challenging the status, of any of REMIC I, REMIC II
OR REMIC III as a REMIC or the Grantor Trust as a grantor trust, from the
Internal Revenue Service or any other governmental agency or body.

Date: 3/17/05

BY: /s/ Michele Heisler
Michele Heisler
Vice President, GMAC Commercial Mortgage Corporation